UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 13, 2008

PHH CORPORATION
(Exact name of registrant as specified in its charter)

MARYLAND (State or other jurisdiction of incorporation)	1-7797 (Commission File Number)	52-0551284 (IRS Employer Identification No.)
3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)
(856) 917-1744
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 8, 2008, PHH Corporation (“PHH”, “we”, “our” or “us”) announced its intention to begin a search for a new Executive Vice President and Chief Financial Officer to succeed Mr. Clair Raubenstine. On October 13, 2008, PHH announced that the Board of Directors of PHH appointed Sandra Bell, 51, as Executive Vice President and Chief Financial Officer of the Company to succeed Mr. Raubenstine effective October 13, 2008.
     Ms. Bell brings over 24 years of experience in the financial industry, most recently as Executive Vice President and Chief Financial Officer of the Federal Home Loan Bank of Cincinnati from 2004 to 2006, where Ms. Bell managed the development, profitability and risk of the core business lines of the Bank. She also led the strategic financial management and reporting functions, including SEC reporting; treasury, including funding and capital and risk management; credit services, including the lending and credit risk management functions; and management of a whole loan mortgage portfolio. From the end of 2006 until accepting the position with PHH, Ms. Bell was the Managing Partner of Taurus Advisors, LLC, a strategic financial advisory firm where she most recently was involved in advising clients on investments in the financial sector. Prior to assuming her position at the Federal Home Loan Bank, Ms. Bell had been a Managing Director at Deutsche Bank Securities, where she had been employed for 13 years.
     Ms. Bell received a Bachelor of Arts degree in Economics from The Ohio State University and a Masters in Business Administration from Harvard Business School.
     Ms. Bell will receive an initial annual salary of $400,000. Ms. Bell will also receive a bonus for 2008 equal to one times her base salary, pro-rated based on the start date of employment and payable at the time of filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Ms. Bell will be eligible for performance-based annual bonuses beginning in fiscal year 2009 pursuant to the Company’s Management Incentive Plan. The amount of the actual bonus payable under that plan will be determined annually based on the extent to which performance standards established by the Compensation Committee are satisfied. Ms. Bell received a non-qualified stock option to purchase 50,000 shares of the Company’s common stock at the closing price of the Company’s common stock on October 13, 2008. Ms. Bell is eligible for subsequent annual equity grants beginning in 2009 to be determined by the Compensation Committee. She will also be able to participate in PHH’s benefit plans as in effect from time to time.
     Ms. Bell has entered into a Change in Control Severance Agreement (the “Agreement”) with PHH. The Agreement provides post-termination payments of severance to Ms. Bell in the event that within 12 months following a change in control of the Company (as that term is defined in the Agreement) that occurs on or before December 31, 2009, one of the following termination events occurs: (i) the involuntary termination of employment other than for “cause” or “disability” (as such terms are defined in the Agreement) or (ii) the voluntary termination of employment as a result of (a) a change in the required location of Ms. Bell’s employment in excess of 50 miles, (b) the material diminution of Ms. Bell’s duties and responsibilities as of the date of the Agreement, subject to certain enumerated exceptions, or (c) a reduction in Ms. Bell’s base salary or a material reduction in compensation opportunity as of the date of the Agreement. In such event, Ms. Bell would receive $1.6 million, in a lump sum payment, subject to certain conditions including, but not limited to, the execution of a general release of any claims against us and our affiliates. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
10.1	PHH Corporation Change in Control Severance Agreement by and between the Company and Sandra Bell dated as of October 13, 2008.

99.1	Press release, dated October 13, 2008.
Forward-Looking Statements

Forward-Looking Statements
     The exhibits to this Form 8-K contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words “believes”, “expects “, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.
     You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” in our periodic reports under the Exchange Act and those risk factors included as “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Reports on Form 10-Q for the three months ended March 31, 2008 and June 30, 2008 in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION
By:	/s/ William F. Brown
	Name:	William F. Brown
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Dated: October 14 , 2008